January 19, 2004

FROM:                                   FOR:
The Carideo Group Inc.                  Donaldson Company, Inc.
1250 One Financial Plaza                P.O. Box 1299
120 South Sixth Street                  Minneapolis, Minnesota  55440
Minneapolis, Minnesota  55402           (NYSE: DCI)


Tony Carideo                            Rich Sheffer
(612) 317-2880                          (952) 887-3753
E-mail: tony@carideogroup.com           E-mail: rsheffer@mail.donaldson.com
        ---------------------                   ---------------------------


FOR IMMEDIATE RELEASE
---------------------


                    TOM VERHAGE TO JOIN DONALDSON COMPANY AS
                             CHIEF FINANCIAL OFFICER


          MINNEAPOLIS, January 19 -- Donaldson Company, Inc. (NYSE:DCI), announced today that Tom VerHage will join the Company as vice president and chief financial officer, effective March 1. VerHage is currently a senior partner for Deloitte & Touche, LLP, one of the nation's leading professional services firms. There, he is the lead client service partner for a number of large multi-national manufacturing companies.

          VerHage, 51, takes over CFO duties from Bill Cook, currently senior vice president, international and chief financial officer.

          "I am pleased to have Tom join our executive team," said Bill Van Dyke, chairman, president and chief executive officer. "We believe that Tom is an excellent fit for Donaldson. He has extensive financial management experience coupled with a strong manufacturing background."

          In its most recently completed fiscal year, Donaldson's overseas operations for the first time accounted for more than half the company's total revenue and earnings. "The non-U.S. portion of our business has grown dramatically in the past decade," Van Dyke said, "and it's clear that we've only scratched the surface. Bill Cook has done a masterful job of managing the dual roles of leading our international operations and finance organization. Bringing Tom into the


                                    - more -

Donaldson Company, Inc.
January 19, 2004
Page 2

company allows Bill Cook to concentrate more fully on our growth initiatives and overseas operations to insure Donaldson's continued progress."

          Added Bill Cook: "When I took on the additional duties of chief financial officer, Bill Van Dyke and I agreed that I would serve in my dual role until economic conditions improved. After three years, I'm grateful for the experience, as the additional duties of CFO have been both interesting and fulfilling. I'm looking forward to returning to my international responsibilities full-time."

          Prior to joining Deloitte & Touche, LLP in 2002, VerHage was a senior partner in the Minneapolis office of Arthur Andersen, LLP and was lead partner on the Donaldson audit. VerHage graduated from the University of Wisconsin, Oshkosh in 1974 with a degree in business administration and earned his MBA in 1975 from the University of Wisconsin, Madison.

ABOUT DONALDSON COMPANY, INC.
-----------------------------
          Donaldson Company, Inc., headquartered in Minneapolis, is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including dust collection, power generation, specialty filtration, compressed air purification, off-road equipment, industrial compressors, and trucks. Our 9,000 employees contribute to the company's success at over 30 manufacturing locations around the world. In fiscal year 2003, Donaldson reported sales of more than $1.2 billion and achieved its 14th consecutive year of double-digit earnings growth. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.
             -----------------




                                      # # #